Exhibit 99.1
RPM Reports Record Net Income and Cash Flow for Fiscal 2010 Second Quarter
•	Operating leverage drives strong operating profit across both consumer and industrial segments

•	Liquidity and cash flow at record levels

•	Fiscal 2010 earnings guidance increased
MEDINA, OH — January 6, 2010 — RPM International Inc. (NYSE: RPM) today reported record net income and cash flow, despite a small decline in net sales, for its fiscal 2010 second quarter ended November 30, 2009.
Second-Quarter Results
RPM’s net sales of $858.7 million were down 3.5% from the $890.0 million reported in the fiscal 2009 second quarter. Organic sales declined 6.5%, offset in part by 2.2% in net foreign exchange gains. Net acquisition growth of 0.8% also offset part of the organic decline.
Net income for the quarter grew 34.0%, to a record $55.9 million from $41.7 million a year ago, while diluted earnings per share improved 30.3%, to $0.43 from $0.33.
“Our net income in the second quarter continued to benefit from cost reduction programs initiated in the prior fiscal year. Modest consumer segment sales growth continued, while sales in our larger industrial segment remained under pressure in line with our previously stated expectations,” stated Frank C. Sullivan, chairman and chief executive officer.
Consolidated earnings before interest and taxes (EBIT) increased 19.4% to a record $92.9 million from the $77.7 million reported in the fiscal 2009 second quarter. “In addition to our own cost reduction efforts, RPM benefited from more stable raw material costs compared to year-ago levels,” stated Sullivan.
Second-Quarter Segment Sales and Earnings
Sales in RPM’s industrial segment, representing 71.4% of total sales, declined 6.0% to $613.5 million from $652.7 million in the year-ago second quarter. Organic sales declined 9.5%, offset in part by acquisition growth of 1.0% and net foreign exchange gains of 2.5%. Industrial segment EBIT for the second quarter improved 4.5% to $74.2 million, compared to EBIT of $71.0 million a year ago.
“Industrial sales in international markets, as well as certain product lines, including roofing and polymer flooring, held up reasonably well despite the troubled global economy. Other industrial product lines, particularly those that serve domestic commercial construction markets, struggled as tight credit markets continued to dampen both new commercial construction and major renovation projects,” Sullivan stated.

RPM Reports Record Net Income and Cash Flow for Fiscal 2010 Second Quarter
January 6, 2010

Sales in RPM’s consumer segment, which accounted for 28.6% of total sales, grew 3.3% to $245.2 million from $237.2 million a year ago. All of the increase was organic, including 1.5% in net foreign exchange gains. Consumer segment EBIT improved to $31.8 million from $15.6 million a year ago.
“Our consumer businesses are benefiting from gains in market share during the past fiscal year, new product introductions and strength in our small project, maintenance and repair, and redecoration products, despite consumers being cautious about spending on major home renovation projects. Increasing sales, coupled with cost reduction efforts, produced outstanding EBIT growth for the consumer segment,” Sullivan stated.
Cash Flow and Financial Position
For the first half of fiscal 2010, cash from operations was $184.7 million, a 77.5% increase over the $104.0 million in the first half of fiscal 2009. Capital expenditures of $8.3 million compare to depreciation of $31.1 million over the same period in fiscal 2010. Total debt at the end of the first half was $906.2 million, compared to $930.8 million at the end of fiscal 2009 and $962.6 million at the end of the second quarter of fiscal 2009. RPM’s net (of cash) debt-to-total capitalization ratio was 29.7%, compared to 37.2% at May 31, 2009, and both remain at the low end of the company’s historic norms. “We are continuing to build on our existing strong cash and liquidity position in anticipation of a return to our normal level of acquisition growth. At November 30, 2009, liquidity, including cash and long-term committed available credit, stood at a record $853.7 million,” Sullivan stated.
On October 6, 2009, RPM announced the sale of $300 million aggregate principal amount of 6.125% notes due October 15, 2019. Proceeds were used to redeem $164 million in principal amount of RPM unsecured senior notes due October 15, 2009, and to pay down $120 million in short-term borrowings under the company’s accounts receivable securitization program, with the remainder used for general corporate purposes.
During the quarter, RPM paid $18.9 million in pre-tax asbestos costs, compared to $16.4 million in the year-ago period. RPM’s total asbestos reserve balance stood at $452.8 million at November 30, 2009.
First-Half Sales and Earnings
Net sales for the first half of fiscal 2010 decreased 5.4% to $1.77 billion from $1.88 billion a year ago. Net income improved 15.9% to a record $128.9 million from $111.2 million in the fiscal 2009 first half.
Diluted earnings per share for the first half of fiscal 2010 increased 16.3%, to a record $1.00 from $0.86 a year ago. Record first-half EBIT was $213.5 million, up 13.2% over the $188.6 million reported a year ago.
RPM’s industrial segment sales declined 10.2% in the fiscal 2010 first half, to $1.24 billion from $1.38 billion a year ago. The organic sales decline was 11.1%, including net foreign exchange losses of 1.1%, partially offset by acquisition growth of 0.9%. Industrial segment EBIT declined 3.6% to $159.1 million from $165.1 million in the fiscal 2009 first half.

RPM Reports Record Net Income and Cash Flow for Fiscal 2010 Second Quarter
January 6, 2010

First-half sales for the consumer segment grew 7.9% to $537.1 million from $497.6 million reported in the first half of fiscal 2009. Organic sales improved by 7.9%, including net foreign exchange losses of 0.7%. Consumer segment EBIT was up 73.1%, to $82.1 million from $47.4 million a year ago.
Business Outlook
“We are encouraged by the year-to-date improvements in our gross margin that have resulted from productivity gains, operating efficiencies and cost reduction actions undertaken during our last fiscal year. Additionally, while still materially above historical norms, raw material costs have declined from last year’s extraordinary levels,” stated Sullivan. “We continue to anticipate a loss for the seasonally weak fiscal third quarter ending February 28, 2010, but operating results should be significantly improved from the same period last year,” he stated. “As a result, we are revising our fiscal 2010 guidance upward to a range of $1.30 to $1.45 compared to the adjusted $1.05 per diluted share earned last year,” Sullivan stated.
Webcast and Conference Call Information
Management will host a conference call to further discuss these results beginning at 10:00 a.m. EST today. The call can be accessed by dialing 866-713-8564 or 617-597-5312 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.
For those unable to listen to the live call, a replay will be available from approximately 1:00 p.m. EST on January 6, 2010 until 11:59 p.m. EST on January 13, 2010. The replay can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers. The access code is 87918256. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.rpminc.com.
About RPM
RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors. Additional details are available at www.rpminc.com.
For more information, contact P. Kelly Tompkins, executive vice president and chief financial officer, at 330-273-5090 or ktompkins@rpminc.com.
# # #
This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and

RPM Reports Record Net Income and Cash Flow for Fiscal 2010 Second Quarter
January 6, 2010

factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves, including for asbestos-related claims and warranty obligations; and (j) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2009, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME
IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2009	2008	2009	2008

Net Sales	$858,658	$889,965	$1,774,611	$1,875,430
Cost of sales	495,447	533,239	1,017,570	1,115,115

Gross profit	363,211	356,726	757,041	760,315
Selling, general & administrative expenses	270,352	278,982	543,551	571,672
Interest expense	14,672	15,203	27,469	29,959
Investment expense (income), net	(2,057)	2,191	(3,151)	(1,979)

Income before income taxes	80,244	60,350	189,172	160,663
Provision for income taxes	24,351	18,624	60,254	49,420

Net Income	$55,893	$41,726	$128,918	$111,243

Basic earnings per share of common stock (a)	$0.44	$0.33	$1.00	$0.87

Diluted earnings per share of common stock (a)	$0.43	$0.33	$1.00	$0.86

Average shares of common stock outstanding — basic (a)	127,373	127,090	126,868	126,158

Average shares of common stock outstanding — diluted (a)	129,164	127,601	127,378	128,671

(a)	The above information reflects our June 1, 2009 adoption of a new accounting pronouncement which requires all unvested restricted stock awards that pay dividends to be considered participating securities for the purpose of computing earnings per share.
SUPPLEMENTAL SEGMENT INFORMATION
IN THOUSANDS
(UNAUDITED)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2009	2008	2009	2008

Net Sales (e):
Industrial Segment	$613,495	$652,735	$1,237,523	$1,377,810
Consumer Segment	245,163	237,230	537,088	497,620

Total	$858,658	$889,965	$1,774,611	$1,875,430

Gross Profit (e):
Industrial Segment	$266,576	$276,348	$542,951	$580,332
Consumer Segment	96,635	80,378	214,090	179,983

Total	$363,211	$356,726	$757,041	$760,315

Income Before Income Taxes (b,e):
Industrial Segment
Income Before Income Taxes (b)	$73,921	$70,996	$158,747	$165,073
Interest (Expense), Net (c)	(258)	(7)	(368)	(36)

EBIT (d)	$74,179	$71,003	$159,115	$165,109

Consumer Segment
Income Before Income Taxes (b)	$31,828	$14,515	$82,076	$44,939
Interest (Expense), Net (c)	(3)	(1,105)	(9)	(2,477)

EBIT (d)	$31,831	$15,620	$82,085	$47,416

Corporate/Other
(Expense) Before Income Taxes (b)	$(25,505)	$(25,161)	$(51,651)	$(49,349)
Interest (Expense), Net (c)	(12,354)	(16,282)	(23,941)	(25,467)

EBIT (d)	$(13,151)	$(8,879)	$(27,710)	$(23,882)

Consolidated
Income Before Income Taxes (b)	$80,244	$60,350	$189,172	$160,663
Interest (Expense), Net (c)	(12,615)	(17,394)	(24,318)	(27,980)

EBIT (d)	$92,859	$77,744	$213,490	$188,643

(b)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles (GAAP) in the United States, to EBIT.

(c)	Interest (expense), net includes the combination of interest (expense) and investment income/(expense), net.

(d)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. We believe EBIT is useful to investors for this purpose as well, using EBIT as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

(e)	The presentation reflects a change in the composition of our reportable segments, which occurred during the second fiscal quarter of 2010. Some business units formerly accounted for in our Consumer reportable segment are now included in our Industrial reportable segment based on the current nature of their business, customers and markets served.

CONSOLIDATED BALANCE SHEETS
IN THOUSANDS

	November 30, 2009	November 30, 2008	May 31, 2009
	(Unaudited)	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$363,928	$205,289	$253,387
Trade accounts receivable	608,588	627,653	661,593
Allowance for doubtful accounts	(25,299)	(20,464)	(22,934)

Net trade accounts receivable	583,289	607,189	638,659
Inventories	434,230	493,241	406,175
Deferred income taxes	44,489	36,974	44,540
Prepaid expenses and other current assets	204,388	194,596	210,155

Total current assets	1,630,324	1,537,289	1,552,916

Property, Plant and Equipment, at Cost	1,070,943	1,007,208	1,056,555
Allowance for depreciation and amortization	(614,989)	(552,053)	(586,452)

Property, plant and equipment, net	455,954	455,155	470,103

Other Assets
Goodwill	871,393	844,980	856,166
Other intangible assets, net of amortization	359,762	348,770	358,097
Deferred income taxes, non-current	71,175	98,172	92,500
Other	89,931	68,836	80,139

Total other assets	1,392,261	1,360,758	1,386,902

Total Assets	$3,478,539	$3,353,202	$3,409,921

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$249,432	$282,429	$294,814
Current portion of long-term debt	2,940	171,247	168,547
Accrued compensation and benefits	115,749	102,716	124,138
Accrued loss reserves	75,250	73,673	77,393
Asbestos-related liabilities	75,000	65,000	65,000
Other accrued liabilities	145,682	126,106	119,270

Total current liabilities	664,053	821,171	849,162

Long-Term Liabilities
Long-term debt, less current maturities	903,285	791,364	762,295
Asbestos-related liabilities	377,847	462,309	425,328
Other long-term liabilities	225,591	136,537	204,021
Deferred income taxes	25,920	19,729	23,815

Total long-term liabilities	1,532,643	1,409,939	1,415,459

Total liabilities	2,196,696	2,231,110	2,264,621

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 129,490; 128,381; 128,501)	1,295	1,284	1,285
Paid-in capital	795,080	790,933	796,441
Treasury stock, at cost	(40,237)	(50,279)	(50,453)
Accumulated other comprehensive income (loss)	21,069	(92,933)	(29,928)
Retained earnings	504,636	473,087	427,955

Total stockholders’ equity	1,281,843	1,122,092	1,145,300

Total Liabilities and Stockholders’ Equity	$3,478,539	$3,353,202	$3,409,921

CONSOLIDATED STATEMENTS OF CASH FLOWS
IN THOUSANDS
(UNAUDITED)

	Six Months Ended
	November 30,
	2009	2008

Cash Flows From Operating Activities:
Net income	$128,918	$111,243
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	31,107	32,175
Amortization	11,128	11,254
Other-than-temporary impairments on marketable securities	146	3,370
Provision for asbestos-related liabilities
Deferred income taxes	18,924	5,034
Other	4,149	3,935
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	59,658	212,078
(Increase) in inventory	(26,394)	(15,607)
(Increase) decrease in prepaid expenses and other current and long-term assets	(723)	18,138
(Decrease) in accounts payable	(47,476)	(130,500)
(Decrease) in accrued compensation and benefits	(8,697)	(48,776)
(Decrease) increase in accrued loss reserves	(2,141)	1,693
Increase (decrease) in other accrued liabilities	47,092	(37,428)
Payments made for asbestos-related claims	(37,481)	(32,436)
Other	6,484	(30,125)

Cash From Operating Activities	184,694	104,048

Cash Flows From Investing Activities:
Capital expenditures	(8,287)	(24,887)
Acquisition of businesses, net of cash acquired	(9,042)	(3,733)
Purchase of marketable securities	(38,809)	(69,133)
Proceeds from sales of marketable securities	36,658	63,612
Proceeds from the sales of assets or businesses
Other	(322)	3,296

Cash (Used For) Investing Activities	(19,802)	(30,845)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	304,203	87,209
Reductions of long-term and short-term debt	(327,133)	(49,576)
Cash dividends	(52,237)	(50,470)
Repurchase of stock		(45,184)
Exercise of stock options	5,294	1,690
Tax benefit from exercise of stock options

Cash From (Used For) Financing Activities	(69,873)	(56,331)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	15,522	(42,834)

Net Change in Cash and Cash Equivalents	110,541	(25,962)
Cash and Cash Equivalents at Beginning of Period	253,387	231,251

Cash and Cash Equivalents at End of Period	$363,928	$205,289